Exhibit 99.1

Contact:	Frederick W. Boutin, CEO
Robert T. Fuller, CFO
Gregory J. Pound, COO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES INCREASE IN QUARTERLY DISTRIBUTION

Monday, April 18, 2016	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.68 per unit for the period from January 1, 2016 through March 31, 2016, representing a $0.01 increase over the previous quarter and the second consecutive quarter the distribution has been increased. This distribution is payable on May 9, 2016 to unitholders of record on April 29, 2016.

Fred Boutin, CEO of TransMontaigne Partners, commented “The distribution increases in each of our last two quarters are reflective of the strength of our business, a balance sheet that is positioned for future growth and a supportive general partner.  ArcLight Capital Partners recently acquired approximately 20% of our common units from the previous owner of our general partner.  This acquisition reflects their commitment to the long-term growth of our business.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 10, 2016. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

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